                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investment Community:                              Media:
Casey Otley                                        John Snyder
VoiceStream Wireless Corporation                   Snyder Buscher Group
(877) 853-8682                                     (206) 652-9704
casey.otley@VoiceStream.com                        jsnyder@sbgir.com
www.voicestream.com

    VOICESTREAM(R) WIRELESS ANNOUNCES COMPLETION OF EXCHANGE WITH COOK INLET
                                  REGION, INC.


        BELLEVUE, WA (December 14, 2000) -- VoiceStream Wireless Corporation (NASDAQ: VSTR), a leading provider of personal communications services, announced today that it has completed a transaction with Cook Inlet Region, Inc.
(CIRI) and others, in which CIRI and the other partners exchanged their interests in four Cook Inlet-VoiceStream (CIVS) joint ventures for 7,912,867 VoiceStream common shares. In the future, other minority partners in two of the CIVS ventures may receive approximately 4.2 million shares upon exercise of certain contractual rights. The Federal Communications Commission (FCC) approved transfer of control of the licenses from CIRI to VoiceStream on December 13, 2000, subject to repayment of approximately $294 million in debt owed by the CIVS ventures to the FCC. Today, VoiceStream paid the FCC debt in full. Prior to the exchange VoiceStream held a 49.9 percent interest in each of the ventures.

        "We are very pleased to complete these exchanges with CIRI and culminate four successful partnerships," said John Stanton, Chairman and Chief Executive Officer of VoiceStream Wireless. "Customers in these markets have benefited from our long standing relationship with CIRI by having access to high quality, affordable wireless services".

        In the exchange, VoiceStream received 144 C and F block PCS licenses covering over 100 million people, including licenses in Dallas, Chicago, Philadelphia, Seattle, Phoenix, Washington D.C., Miami, Los Angeles, Cincinnati, Detroit, St. Louis, Tulsa, Spokane, and others. VoiceStream also assumed debt of $675 million from the CIVS ventures after paying off the FCC debt. The CIVS ventures have offered service marketed under the VoiceStream brand name in Dallas, Philadelphia, Tulsa and Spokane. The CIVS ventures have also jointly marketed services with VoiceStream in markets where both owned licenses, including Seattle, Phoenix, Miami, Detroit and St. Louis. As of September 30, 2000, VoiceStream, including the CIVS ventures, had over 3.2 million customers.

        Based in Bellevue, WA, VoiceStream Wireless Corp. is one of the major nationwide providers of communication services in the country and operates using the globally dominant GSM technology platform. VoiceStream is a member of The GSM Alliance, L.L.C., a consortium of U.S. and Canadian digital wireless PCS carriers, which helps provide seamless wireless communications for its customers in more than 5,500 U.S. and Canadian cities and towns, or abroad. Using Global System for Mobile (GSM) communications, GSM companies provide superior voice clarity, unparalleled security and leading-edge wireless voice, data and fax features for customers. In North America, more than seven million customers are using GSM service in 47 U.S. States, the District of Columbia, and six Canadian Provinces, including every top 10 market in North America. VoiceStream has roaming agreements with more than 125 of the major operators worldwide providing service in 70 countries. For more information, visit the website at www.voicestream.com